Exhibit 99.1

TRIMERIS, INC.

3Q 2002 Financial Results Conference Call

October 15, 2003

5:00 pm ET

Operator:

This conference call may contain projections estimates and other forward-looking statements that involve a number of risks and uncertainties including those discussed in Trimeris’ filings with the Securities and Exchange Commission. Among these factors that could cause actual results to differ materially are the following: there are uncertainties regarding the success of our research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based on novel technology and are difficult and expensive to manufacture and may cause unexpected side effects. For a complete description of these risks, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projections. While the information presented in this call represents management’s current judgment on the future direction of the company business, such risks and uncertainties could cause actual operating results to differ materially from any further performance suggested herein. Trimeris undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date hereof.

Good afternoon my name is Cody and I will be your conference facilitator today. At this time I would like to welcome everyone to the Third Quarter 2003 Earnings Results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star and the 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you—Dr. Bolognesi you may begin your conference.

Dani Bolognesi:	I assume you have read the safe harbor language?

Operator:	That is correct, sir.

Dani Bolognesi:

Thank you. All right—thanks for joining us this evening for our third quarter 2003 earnings conference call. We welcome those of you participating by phone as well as those of you listening over the Internet. Notice of the call on the Internet site was included with the press release issued this afternoon as well as October 3. With me are Nick Ellis, President, Bob Bonczek, Chief Financial Officer, Walter Capone, Vice President of Commercial Operations, and Tim Creech, Vice President of Finance of Trimeris.

I will start with a brief summary of our financial results for the third quarter 2003 as discussed in the press release. For the third quarter Trimeris reported a loss of $16.6 million or 77 cents per share compared with a loss of $18.1 million or 97 cents per share in the third quarter of 2002. Net sales of FUZEON in the quarter were $10.7 million in the United States. Trimeris records FUZEON sales when Chronimed allocates drug kits for shipments to patients following receipt of a prescription and reimbursement confirmation. Cash payment from Roche is received in the subsequent quarter. Sales outside the United States were $2.4 million for the quarter. Cash and investments totaled $110.8 million at September 30 2003.

Looking forward to the rest of 2003 our expectation for full year results is as follows. Research and development costs, including our portion of the expenses shared with Roche, are expected to be in the range of $47 to $50 million. General and administrative expenses, excluding any sales and marketing expenses related to FUZEON, are expected to be in the range of $10 to $12 million. Interest income is expected to range from $1 to $1.5 million. Milestone revenue for 2003 is expected to be approximately $3 million.

Sales and marketing costs for FUZEON include direct marketing expenses, sales force expenses, Phase IIIb/IV studies and other related costs and are included in the collaboration loss on our income statement. Based on our analysis, we expect our share of total FUZEON sales and marketing expenses for 2003 to be consistent with the guidance provided on our second quarter earnings call.

The total number of patients receiving FUZEON in the United States continues to increase and the number of prescriptions for new patients has been relatively constant at around 500 per month in the third quarter. At September 30 2003, there were approximately 4,350 patients receiving FUZEON. There were also approximately 900 prescriptions in various stages of processing at that time.

We continue to be pleased with the progress made in manufacturing. The de-bottlenecking efforts and new column installation at the Boulder facility have been completed. Continued improvements and efficiency are expected to increase the current facility to its planned capacity of 3.7 metric tons per year in the coming months. In addition, future expansions of the Boulder plant to the six metric ton scale that were previously announced by Roche are continuing as planned.

In mid-September a variety of clinical data on FUZEON and T-1249 were presented at the Interscience Conference on Antimicrobial Agents and Chemotherapy in Chicago. Company-sponsored symposiums were held at ICAAC as well as IDSA last week. Notably at ICAAC, we presented 48-week data confirming that FUZEON-based regimens continue to provide a significant durable response in treatment-experienced patients. In fact, 80% of patients receiving FUZEON-based regimens who achieved undetectable levels of HIV at 24 weeks maintain this response at 48 weeks. The time to virologic failure was approximately three times longer in patients receiving FUZEON compared to the control group. Subgroup analysis based upon the number of active HIV agents in the background regimen demonstrated that more FUZEON patients experienced undetectable viral load and increased CD4 cell counts than those not taking FUZEON across all subgroups, including those with zero or one active drug. A detailed 48-week safety analysis from the TORO studies was also presented. The most common adverse event associated with FUZEON is injection site reactions. However, the incidence of three common adverse events associated with HIV therapy in general—diarrhea, nausea, and fatigue, was less frequent in patients receiving FUZEON-based regimens compared to those patients treated with nucleoside reverse transcriptase and protease inhibitors only.

We will be presenting additional clinical data on FUZEON at the European AIDS Clinical Society meeting in Warsaw, Poland from October 26th to 29th. These presentations will include data on the efficacy of FUZEON in subgroups of patients through 48 weeks, the impact of FUZEON on patient’s quality of life through 48 weeks, and patient’s acceptance of self-injection over 48 weeks.

Regarding T-1249, a final analysis of data from the Phase I/II study T1249-102 was presented at ICAAC. T-1249 demonstrated short-term suppression of HIV in patients with FUZEON resistant virus. Patients in the study discontinued FUZEON and added T-1249 to their unchanged individual drug regimens. At day 11, 73% of patients demonstrated a greater than one log reduction in HIV RNA. Safety evaluations reveal no serious adverse events related to T-1249. The next step in development of T-1249 will be Phase II studies. The initiation of those trials is dependent upon a combination of factors including scale up of manufacturing, completion of formulation work to support chronic dosing, finalization of clinical protocols, and regulatory discussions in the US and the EU.

In conclusion, based on the strength of the clinical results of FUZEON in treatment-experienced patients, we remain optimistic about its commercial potential. We look forward to seeing a positive impact on the uptake of FUZEON resulting from initiatives that Roche has put in to place, which we discussed with you on our September 25 call. These initiatives include plans to improve reimbursement, speed up the prescription fulfillment process, and broaden physician and patient experience with FUZEON. I would now like to turn the call over to questions.

Operator:	At this time I would like to remind everyone that in order to ask a question, please press star and the 1 on your telephone keypad. We will pause for a moment to compile the Q&A roster.

Your first question comes from Steve Harr of Morgan Stanley.

Steve Harr:	Good afternoon guys.

Dani Bolognesi:	Hi Steve.

Steve Harr:

I had a couple of questions. The first one relates to IMS—we have had two weeks we have been averaging about 130 scripts per week. Is that capturing everything or are there some channels that we are not going to get like the VA and Kaiser—the ones that IMS traditionally misses. That is one.

Second, do you reach your R&D guidance if I have it right—$47 to $50 million—you are implying a 60 to 90% increase over the run rate for the rest of this year? Is that something that is—am I getting that right? Should we be expecting that number to stay that way in ‘04? Or is that related to manufacturing costs in the Phase II up and running for T-1249?

And finally, I just wanted to see if you can give us any guidance around what percentage of these 4,350 patients you are giving away free drug to and what percent we actually have full reimbursement for them?

Dani Bolognesi:

Steve, as far as the IMS information that you are receiving I really can’t comment on what is included in those numbers and what is not. I believe that what probably is included are the traditional types of information that IMS releases about products from other companies as well. So I really can’t provide any more clarity than that.

Steve Harr:	Is that consistent with what you shipped throughout in the first two weeks of this quarter—130 per week or so?

Dani Bolognesi:	Well, we really can’t comment on the weekly shipments at this point. I think what we have given you, as a number is that the number has been relatively constant at about 500 per month.

Steve Harr:	Okay.

Tim Creech:

As far as the fourth quarter guidance, your last comment was correct. It is primarily up due to drug production for T-1249. For next year, the run rate would be for the year—probably be consistent with what we have seen this year in total.

Steve Harr:	So what you have seen in total, but not off of what we have seen the run rate will be in the fourth quarter.

Tim Creech:	Correct.

Steve Harr:	Okay.

Dani Bolognesi:	Steve, I am sorry the third part of your question was what?

Steve Harr:

What kind of caught us off guard at the end of last—off of the end of the second quarter was the number of patients who were getting free drug. And I was curious about the 4,350 patients that you have on drug at September 30 if you can give us some kind of rough guidance as to what percentage of those patients are getting reimbursement and what percent are free. And actually one last question, if I could, and that is the number of patients you have on the drug in Europe.

Dani Bolognesi:

Okay, so just in general, the patient category called PAP is a group of patients that include a number that is in transition. In other words, these are patients that are waiting for reimbursement. And as soon as reimbursement is achieved, then they move obviously out of that pool.

There is a remaining pool of patients, which is smaller than the total that are the true PAP patients—those that actually need their drug reimbursed. So this is a moving target, Steve. We can’t give you basically any more guidance than that. And the rate at which they move out of this category obviously depends on the success that we have in providing reimbursement to them.

Steve Harr:	So you can’t say 50% or 80%, for example?

Dani Bolognesi:

Not really because the situation changes dynamically. And as you know we are trying to improve the rate at which we can achieve reimbursement for these patients based on all of the information we gave you on the last call.

Steve Harr:	Okay, and then the number of patients in Europe on the drug?

Dani Bolognesi:	I don’t believe we have that information at this time. And it is very, very early in that launch, as you know.

Steve Harr:	All right thanks a lot. I appreciate it.

Dani Bolognesi:	Okay Steve.

Operator:	Your next question comes from Yaron Werber of SG Cowen.

Yaron Werber:	Hi, I had a question about T-1249. I know you are in the midst of working on a new formulation to perhaps get it down to one injection once a day. I was wondering if you could give us an update there.

Dani Bolognesi:	Yes we will be studying both in the trials that are contemplated right now—both a BID and a QD administration of that drug. And we basically will have the formulation available to do that.

Yaron Werber:	So, by QD you mean one injection once daily.

Dani Bolognesi:	Right.

Yaron Werber:	And then, could you give us perhaps an update on what the reimbursement landscape is like in Europe?

Dani Bolognesi:	Yes, I am going to ask Walter to give you that answer.

Walter Capone:	Let me just make sure I have the question right. Are you asking the countries we are approved in or are you asking the status or the environment regarding reimbursement over all?

Yaron Werber:

I am really asking I guess both questions on where are you approved and where have you launched. And then perhaps you can comment as to the level of reimbursement that you are receiving in Europe. What is the actual price?

Walter Capone:

On the latter point, we don’t really comment on the actual final negotiated figures on a country-by-country basis. And if that information were forthcoming, it would have to be from Roche. In terms of the countries that we have actually launched they include Austria, Denmark, Finland, France, Germany, Ireland, the Netherlands, Norway, Sweden, Switzerland and the UK. The large markets that are still pending include Spain and Italy as primaries, and then Greece, Belgium and Portugal are still pending.

Yaron Werber:	Okay, thanks very much.

Operator:	Your next question comes from Dennis Harp of Deutsche Bank.

Dennis Harp:

Hi, was wondering if you could just tell us a little bit more about what Roche might be planning in terms of promotion either direct to patient or physician education programs. And then also how we should model that in terms of whether there will be any step up in promotional spending on the joint P&L?

Dani Bolognesi:	Okay I am going to ask Walter to answer that question again.

Walter Capone:

As you recall, the initial launch for the drug actually involved very little if any what we call “push promotion” or direct to patient and direct to physician promotion given the limited supply of drug that we had at launch. The real emphasis was on education and training of clinicians, both nurses and physicians, in terms of initiating drug successfully for patients, as well as materials that were required to insure patients knew how to both reconstitute and administer the drug. And, a great deal of our effort over the past six months has been really focused on that facet. I think it has been done quite successfully.

I think going forward what we are looking at is expansion across more of a typical promotion gamut, which would involve grass roots type of promotion on a patient front. Everything from caseworker and AIDS service organization outreach and educational support to reach patients directly so that they are informed of the benefits that FUZEON can convey and how they can go about getting more information from their clinicians in an appropriate manner.

At the same time, we’ll be using the typical routes of dissemination of information directly to clinicians in the form of advertising and promotion in periodicals, peer-reviewed journals, materials that go beyond the strict medical education that we have been focusing on so closely. And, we will augment the more typical medical education channels that we have been using so far. How that will be reflected in terms of spend and budget I think we have already commented on as Dr. Bolognesi indicated in his opening remarks. The overall figures won’t necessarily change from what we have already talked about. It will be more of a composition of that expenditure and how much will be supported for these new programs as they exist today.

Dennis Harp:

I guess that raises the question to me if indeed efforts are being made to expand the promotional effort, how you do that with no additional cost if the thought was “we are launching with a capacity constrained product and let’s not spend too much to stimulate demand”. And now we find demand is a problem. How do we stick with the original budget?

Walter Capone:

I think it is important to understand—and I know it is difficult to go into some of the details somewhat remotely. But it is important to understand the levels of spend and the type of spend that were required to initiate the training and techniques for appropriate initiation of the drug at the outset. A tremendous amount of effort was invested, as well as a tremendous amount of resources from a marketing budget standpoint. Since a great deal of that has all ready been built, we can now reallocate as we go forward with similar orders of magnitude of spend on demand creation versus training and education. We will still be spending on the former—latter most but will be adjusting the spend to include more of the former which is direct promotion and demand creation.

Dennis Harp:	Okay, thanks.

Operator:	Your next question comes from Thomas Wei of Piper Jaffray.

Thomas Wei:	Hi can you hear me?

Dani Bolognesi:	Yes, Thomas.

Thomas Wei:

Thanks very much. I have a question first just on the numbers so that I make sure that I am doing this math right. At the end of September, you had 4,350 that were on drug and 900 that were being processed -so a total of 5,350?

Dani Bolognesi:	It is 5,250.

Thomas Wei:	Oh 5,250—and what was the number as of mid September? Weren’t we looking at a number of 5,200?

Tim Creech:

Right, and as we have said we have been getting new scripts at an average of 500 a month. The difference is some more patients, as we discussed in our September 25 call, that were in the backlog have become inactive.

Thomas Wei:	And, so can you give us a sense as to not the net number, but what the gross numbers of additions were and the number that became inactive?

Tim Creech:	We say we had 5,200 total as of September 18. If you assume we had that and another 250 prescriptions then the 200 in actives would get you to the 5,250.

Thomas Wei:

And is there a reason why the number of inactives—you had talked about before that there were 500 that became inactive in the first few months of launch. Why has that seemed to accelerate in the near term? You know the most recent history?

Walter Capone:

Thomas, this is Walter just helping Tim give you that answer. Actually there hasn’t been acceleration at all in terms of the inactives. What we have has been an ongoing process of ascertaining the status of initial prescriptions as they came in during the—I guess you would call—the flood during the first three months where there was a great deal of activity and a great deal of inflow that was pent up.

And even during the call earlier last month, we were still working through that process and that is kind of a dynamic process. We feel that we are pretty much through most of that right now. And on a going-forward basis that level and that number will not be repeated.

Thomas Wei:

And can you give us a sense—it sounds like the vast majority of those people were part of the initial influx. Are any of those 200 folks who actually got a prescription at one point and for whatever reason now have stopped?

Walter Capone:

No, those are actual initial submissions that we had difficulty finalizing contact or having follow up contact with the originators of those prescriptions. Or when we did make contact, we received an indication that either the physician or the patient indicated there was no longer a need for the drug for a host of reasons—whether the patients were deceased or for other reasons.

Dani Bolognesi:	I think Mr. Abercrombie made the point last time, Thomas, that some of these were also prescriptions that were basically filed initially to get physicians in the queue and then withdrawn.

Thomas Wei:	Okay, so it sounds like from the math that there have been very few patients that have actually dropped off the therapy who have actually gone on to get a prescription—is that fair?

Walter Capone:	Yes, I think that is a reasonable statement.

Thomas Wei:	Okay then I just had a question trying to understand the month to month flow here the 500 new prescriptions that you are getting in. Has that been very consistent over the three months of the quarter?

Dani Bolognesi:	Yes, it has and I think if you remember the question again on our last call answered by Mr. Abercrombie was that that was very consistent and pretty much “rock solid” I think are the words he used.

Thomas Wei:

Okay, so I guess one other thing that I was confused about is on the July 22 call when we had been talking about 1000 new prescriptions per month at that point in time, what was the disconnect? Were you actually running at 750 scripts so far that month and then it fell off pretty dramatically in August? Or at that time were there only about 150 scripts a week?

Dani Bolognesi:	I think we are talking about is June aren’t we, Thomas? That was as of the end of June. So that was the results that we provided you—the 1000 was based on at the end of June.

Thomas Wei:

Okay, and then another question and I will pop back into the queue on gross margin—given the fact that the numbers have been a little lower than we had originally expected any changes from the original 50% gross margin guidance that you gave at the time of launch?

Bob Bonczek:	We are staying with that.

Thomas Wei:	Okay thank you.

Operator:	Your next question comes from Meg Malloy of Goldman Sachs.

Meg Malloy:	Thanks I have a couple of questions. One, could you update us on ADAPs to date and where you are in terms of percent of lives covered?

Secondly, could you update us on the co-payment situation that was one of the issues that you and Roche said you were going to try to focus on in terms of facilitating co-payments where that was difficult?

And third, could you give us a sense of what is the re-prescription rate like that is for clinicians who have started to write prescriptions? What do the trends look like? Are they kind of flat line or do you start to see them pick up or do they stop writing them?

Dani Bolognesi:	Okay. Meg those were—the first part of the question was ones that we covered as you said our September 25 call. But Walter…

Meg Malloy:	I just wanted to get an update.

Dani Bolognesi:	No that is fine. We haven’t had much time but we will give you what we can.

Walter Capone:

Yes, essentially in the last 12 days of the month the additional ADAP that has come on has been DC, a top 20 ADAP, has joined the fray. So, a total of 29 ADAPs are now covering FUZEON and that number is very close to 80% of lives covered under ADAPs at this point.

Dani Bolognesi:	The co-pay…

Walter Capone:

Oh in terms of co-pay—thank you. That is an area of continued focus and continued effort on both sides of Roche’s state and government affairs as well as their national account management groups because it touches both the—it touches primarily the private side but it would also involve some of the public sector.

I can tell you in terms of percentage of fulfillment on the private side plan by plan at least the major plans the rate of fulfillment and the rate of drug shipments are at a vast majority level of 80% and above. And what we are really trying to run down now are the exceptions to the rule. So that is involving a great deal of time and effort on the part of Roche’s staff. And to the extent that we can help them and provide clarification in terms of some of the clinical information that would help convert some of the problematic issues to more productive ones we are doing that.

Meg Malloy:	Can you sort of define what specifically constitutes exceptions to the rule?

Walter Capone:

They kind of run the gamut from high co-payment—and what you construe as high is very well based on the patient’s financial circumstances, to the type of plan that the employer has decided to fund or invest in for as a benefit for their personnel. So, it is really hard to say it is any one particular issue, or it is a medical benefit versus a pharmacy benefit, or if a co-pay and aggregate there. The answer is yes to kind of all of those.

And in terms of the re-prescription rate or the re-fill rate or additional prescriptions, there is not a great deal of detail we can provide in terms of some of that because we have only a fairly limited perspective on that. But we do know is in terms of the number of patients—the number of doctors that are prescribing the drug that number continues to increase and we see prescriptions coming from both the new doctors that are coming on as well as those that already have patients on and have experience with the drug.

Meg Malloy:	Okay thanks.

Operator:	Your next question comes from Julian Baker of Baker Brothers Investments.

Julian Baker:

Hey guys thanks for taking my question. I wanted to ask Dani about this comment that you made in your preamble—I will pick up my handset so you can hear me. The comment you made in your preamble about that—the incidence of diarrhea and nausea and fatigue is lower in regimens containing FUZEON than in the regimens that were comparators that did not contain FUZEON. And I wondered if you could quantify at this point prior to Warsaw how much of a reduction in any one of those things was seen in the FUZEON regimens versus the non-FUZEON regimens.

Dani Bolognesi:

Right—this was presented as a poster, Julian, at the ICAAC conference. And the number is about 50% per 100 patient years. So it is substantial. We don’t have a mechanism for this right now as to what extent FUZEON directly is contributing—or is this a phenomenon where the patients are basically feeling better because they are getting benefit from FUZEON. And this is a result of that. But nonetheless, it is a striking observation that we felt was important to obviously to communicate. And by the way it is statistically significant.

Julian Baker:

50% per 100 patients years, Dani? Do you mean that the incidence of the side effects is 50% lower or that they occur in 50%? And if it is the latter, what is the occurrence rate in the control or non-FUZEON ones.

Dani Bolognesi:	I don’t—it is the incidence and not the percent of patients.

Julian Baker:	So it is a 50% reduction in the incidence of these if you are getting FUZEON versus not. Has that been built in at all to the marketing message?

Dani Bolognesi:	I think Walter can tell you that it certainly has—Walter.

Walter Capone:

Particularly as it pertains to questions that come up regarding the 48 week data because this was in the context of 48 week data. When clinicians ask what results we have with 48 weeks, our colleagues at Roche and their sales force, their medical liaisons, and their clinical scientists can actually respond to that type of question and provide that information. The sales force is obviously constrained to promoting on the label of the drug, which is a 24-week accelerated approval. And in terms of scientific communications the other components of Roche’s external force can’t address that on a one to one basis. But in terms of being able to characterize this, the answer is absolutely yes. As we have this information, we are conveying it in appropriate manner that is approved by the FDA to clinicians who need this information.

Julian Baker:

And Walter, what approximately would be the timeline for getting the 48-week data and including this data onto the label and enabling the sales force to actually promote it based on it being in the label?

Walter Capone:

A couple of important events have to take place. The filing of the data has to be completed which is being targeted for the end of this year. And the FDA then has its review time, which can take up to 9 to 11 months or so before that information is accepted. Any issues that they come up with are addressed and it is incorporated into the final label of the drug—in terms of a full approval. So it would be late 2004 by the time we had that all finished.

Julian Baker:	And are there any plans to try to publish the 48-week data in the same way you published the 24-week data?

Walter Capone:

That is part our ongoing strategic communications plan with FUZEON. And as we have the information available, it is absolutely our intention to disseminate that as widely as possible and of course in all of the appropriate manners.

Julian Baker:	Any sense of what the timeline might be to get the 48-week data published?

Walter Capone:

It is in draft right now and we are in submission to journals as part of the plan itself. But we are kind of subject to the journals timelines as much as our own on that one. Clearly within the next three to six months we hope to get that out.

Julian Baker:

Okay, and then just to clarify some of these earlier questions. Did you guys—did I hear you right, Walter, that you are suggesting that the sales and marketing spend in ‘04 is going to be approximately the same as in ‘03?

Walter Capone:

Adjusting for the calendar year we had basically nine months of launch left in 2003. I think once you annualize it on a relative basis it will be very similar and that is pretty much what we have been saying for the last couple of calls.

Dani Bolognesi:	I think it is also important to note that we are in a budget process with this at the time. So give us some leeway on that.

Julian Baker:

Okay, and the 3.7 metric tons, Dani, that you mentioned will be available from the plant in the next few months? That would suggest that if I remember right from a few calls ago six months after you get there you would be able to support whatever 3.7 metric tons translates into in terms of patient supply?

Dani Bolognesi:	That is right.

Julian Baker:	And that number is around what 30 odd thousand patients?

Dani Bolognesi:	In 2004 the numbers that we have released are 32,000 patients globally in 2004 and 39,000 in 2005.

Julian Baker:	And are those year-end numbers, Dani?

Dani Bolognesi:	No those are—the 39,000 is basically an average number for the year.

Julian Baker:	Okay that is the…

Dani Bolognesi:	32,000 would be a year-end number.

Julian Baker:	Okay, and that is manufacturing supply that would be available?

Dani Bolognesi:	That is correct for that many patients.

Julian Baker:	Okay and that is US and Europe combined?

Dani Bolognesi:	That is global, yes.

Julian Baker:

Okay and at what point do you guys anticipate giving ‘04 financial guidance, Dani, on some of these other—I understand you are in the process of budgeting and what not. But just in terms of expectations when can we expect to get ‘04 guidance?

Dani Bolognesi:	We hope to do that in the next quarter Julian.

Julian Baker:	So on the next quarterly call?

Dani Bolognesi:	Yes.

Julian Baker:	Okay, thanks a lot guys. I appreciate it.

Dani Bolognesi:	Thank you.

Operator:	At this time there are no further questions.

Dani Bolognesi:

Well, if there are no further questions then I would like to thank everyone for participating. I would like to make a comment if I may a general comment if you have—if you are not watching—run away and watch the ball game. If you recall we made a strategic decision with Roche a long time ago to develop FUZEON as rapidly as possible because of the medical need that we perceived was necessary and out there. In that context we have not had the luxury of being able to build all of the refinements into this drug that obviously would be important on a going-forward basis. Now one example is manufacturing. If you recall we were limited in our ability to produce enough drug for the initial phases of launch. And now manufacturing as you heard me mention today has turned into what I would call a success. The next thing that is in front of us right now is convenience. And convenience is an issue that is very much on our minds.

Being able to improve the characteristics of FUZEON from the perspective of higher strength formulations from devices and from potential half-life extensions are the kinds of things that are available to us as technologies that are proven and applicable. We would like to do this on as rapid a basis as possible to insure success.

The other issues are half-life extensions that would apply to all of our fusion inhibitor products. So again half-life extension is a goal that we have to bring products forward that are more convenient, user friendly, more cost effective and all of the above. So, the hard work has been done. The drug is very effective out there. And all of our clinical studies have proven that. I think these other elements right now need to be built in to this franchise. And we have all of the intentions of doing that in a timely manner. Thank you very much for your attention.

Operator:	This concludes today’s Trimeris Third Quarter 2003 Earnings Results conference call. At this time you may disconnect.

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